UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):            September 9, 2014

AMREP CORPORATION
(Exact name of Registrant as specified in its charter)

Oklahoma	1-4702	59-0936128
(State or other jurisdiction of	(Commission File	(IRS Employer
incorporation)	Number)	Identification No.)

300 Alexander Park, Suite 204, Princeton, New Jersey	08540
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:  (609) 716-8200

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On September 8, 2014, AMREP Southwest Inc. and Outer Rim Investments, Inc. (collectively, “ASW”), each an indirect subsidiary of AMREP Corporation, entered into an Oil and Gas Lease and the Addendum thereto (collectively, the “Lease”) with Thrust Energy, Inc. and Cebolla Roja, LLC (collectively, the “Lessee”).

Pursuant to the Lease, ASW leased to Lessee all minerals and mineral rights owned by ASW or for which ASW has executive rights in and under approximately 55,000 surface acres of land in Sandoval County, New Mexico (the “Leased Premises”) for the purpose of exploring for, developing, producing and marketing oil and gas. As partial consideration for entering into the Lease, the Lessee paid $1,010,158.68 to ASW. The Lease will be in force for an initial term of four years and for as long thereafter as oil or gas is produced and marketed in paying quantities from the Leased Premises or for additional limited periods of time if Lessee undertakes certain operations or makes certain de minimis shut-in royalty payments. In addition, Lessee may extend the initial term of the Lease for an additional four years by paying ASW another payment of $1,010,158.68. The Lease does not require Lessee to drill any oil or gas wells.

Lessee has agreed to pay ASW a royalty on oil and gas produced from the Leased Premises of 1/7th of the gross proceeds received by Lessee from the sale of such oil and gas to an unaffiliated third party of Lessee or 1/7th of the market value of the oil and gas if sold to an affiliate of Lessee. ASW’s royalty will be charged with 1/7th of the transportation, processing, production, post-production and other expenses to place the oil and gas, if any, in marketable condition and which are incurred by Lessee after the oil and gas are brought to the surface. Amounts payable under the Lease will not be reduced by any payments made to other holders of mineral rights or other production royalty payment interests in the Leased Premises, other than payments pursuant to rights granted by ASW in deeds transferring portions of the Leased Premises to third parties, primarily in the 1960s and 1970s. ASW and Lessee may assign, in whole or in part, their interests in the Lease. The oil and gas from ASW’s mineral rights will not be pooled or unitized with any other oil and gas except as required by law.

Lessee has made certain representations and warranties and is required to comply with various covenants, reporting requirements and other customary requirements for similar leases, including with respect to water rights, surface protections, use of the surface, surface restoration, the location of drill sites, roads, pipelines and structures and drilling obligations following the initial term of the Lease and any extensions thereof.  Lessee has assumed all risks and liabilities in connection with Lessee’s activities under the Lease and agreed to indemnify ASW with respect thereto.

In addition, on September 8, 2014, AMREP Southwest Inc. entered into a Consent Agreement (the “Consent Agreement”) with Kappa Lending Group, LLC (“Kappa”), the mortgage holder on certain portions of the Leased Premises, pursuant to which Kappa provided its consent to AMREP Southwest Inc. entering into the Lease and agreed to enter into a subordination, non-disturbance and attornment agreement with Lessee. Pursuant to the Consent Agreement, AMREP Southwest Inc. agreed to pay Kappa (a) 25% of any royalty payments received by AMREP Southwest Inc. under the Lease with respect to oil and gas produced from the Leased Premises, which will be credited against any outstanding loan amounts due to Kappa from AMREP Southwest Inc., and such payments will cease upon payment in full of such outstanding loan amounts and (b) a separate consent fee of $100,000, which will not be credited against the outstanding loan amounts due to Kappa from AMREP Southwest Inc.

The foregoing description of the Lease and Consent Agreement are summaries only and are qualified in all respects by the provisions of the Lease and Consent Agreement, copies of which are attached hereto as Exhibits 10.1 and 10.2 and are incorporated herein by reference. A copy of the press release announcing the Lease is attached hereto as Exhibit 99.1.

Item 9.01  Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	Oil and Gas Lease and the Addendum thereto, each dated September 8, 2014, by and among AMREP Southwest Inc., Outer Rim Investments, Inc., Thrust Energy, Inc. and Cebolla Roja, LLC.

10.2	Consent Agreement, dated September 8, 2014, by and between Kappa Lending Group, LLC and AMREP Southwest Inc.

99.1	Press Release, dated September 9, 2014, issued by AMREP Corporation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMREP Corporation

Date: September 9, 2014	By:	/s/ Christopher V. Vitale
Name: Christopher V. Vitale
Title: Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Description

10.1	Oil and Gas Lease and the Addendum thereto, each dated September 8, 2014, by and among AMREP Southwest Inc., Outer Rim Investments, Inc., Thrust Energy, Inc. and Cebolla Roja, LLC.

10.2	Consent Agreement, dated September 8, 2014, by and between Kappa Lending Group, LLC and AMREP Southwest Inc.

99.1	Press Release, dated September 9, 2014, issued by AMREP Corporation.